Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS

Creating Long-Term Value Through New Agilent Agreement

VAN NUYS, Calif. – December 17, 2009 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for its fiscal 2010 second quarter ended November 30, 2009.

Total revenues for the fiscal 2010 second quarter rose to $36.6 million from $35.4 million for the year-ago period.  Rental and lease revenues totaled $23.3 million, versus $26.2 million last year.  Equipment sales and other revenues increased to $13.2 million for the fiscal 2010 second quarter from $9.3 million for the fiscal 2009 second quarter.

“During the quarter, we saw continued improvements in several of our leading indicators as the overall environment continued to gain some positive momentum,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “Revenues grew both year-over-year and on a sequential basis as sales of used equipment and finance leasing in our test and measurement business picked up steam.  Our data products business stabilized, and we are committed to building a more effective strategy that will help us grow this segment of our business into a bigger profit center over time.

“In a depressed economic environment, Electro Rent has been successful in bringing equipment utilization performance back into a competitive position as we are making better use of an increased amount of equipment on rent.  During this time, we also responded to the global situation around us by significantly reducing costs across a number of areas throughout our business to enhance efficiency and ensure maximum operating flexibility,” Greenberg said.

SG&A expenses for the fiscal 2010 second quarter decreased to $10.4 million, or 28.3% of total revenues, from $12.1 million, or 34.0% of total revenues, for same period last year, as the result of proactive cost-cutting measures throughout the company.

Total operating expenses were $30.7 million for the second quarter of fiscal 2010, versus $30.6 million in the year-ago period.  Interest income was $1.0 million for the fiscal 2010 second quarter, compared with $632,000 in the prior year.  The increase principally reflects a realized gain of approximately $800,000 on the sale of two bond funds, offsetting a decrease in interest rates.

Operating profit for the first quarter of fiscal 2010 rose to $5.9 million, or 16.1% of total revenues, compared with $4.8 million, or 13.7% of total revenues, for last fiscal year’s second quarter.

Net income for the fiscal 2010 second quarter was $4.0 million, or $0.17 per diluted share, versus $3.5 million, or $0.14 per diluted share, for the same period last year.

Total revenues for the six months ended November 30, 2009 equaled $68.8 million, compared with $70.4 million for the six months ended November 30, 2008.  Rental and lease revenues for the first six months of fiscal 2010 were $45.1 million, versus $53.4 million for the first six months of fiscal 2009.  Equipment sales and other revenues totaled $23.7 million, up from $17.0 million for the first six months of fiscal 2009.

SG&A expenses were $20.7 million, or 30.0% of total revenues, for the fiscal 2010 year-to-date period, versus $24.1 million, or 34.2% of total revenues, for the same period last year.  Total operating expenses for the fiscal 2010 six-month period were $59.6 million, equal to the comparable period last year.

Operating profit for the first six months of fiscal 2010 was $9.2 million, or 13.4% of total revenue, versus $10.8 million, or 15.4% of revenue, in the prior-year period.

Net income in the fiscal 2010 year-to-date period was $6.1 million, or $0.25 per diluted share, compared with $7.9 million, or $0.31 per diluted share, in the fiscal 2009 period.

Equipment purchases for the fiscal 2010 second quarter and year-to-date period were $13.6 million and $23.0 million, respectively, compared with $15.4 million and $32.7 million, respectively, for the same periods last year.  The book value of Electro Rent's equipment pool was $144.5 million at November 30, 2009, versus $158.3 million at May 31, 2009.

The company paid dividends totaling $3.6 million for the second quarter of fiscal 2010.  On an annualized basis, the company’s current quarterly dividend of $0.15 per common share represents a 5.2% yield on the December 16, 2009 close price of $11.64.

Total shareholders' equity grew to $231.0 million, or $9.66 per share, at November 30, 2009, from $228.8 million, or $9.55 per share, at May 31, 2009.

At November 30, 2009, Electro Rent had $58.8 million in cash and cash equivalents and $20.9 million (at cost) in auction rate securities for a total cash, cash equivalents and investments balance of $79.7 million, up from $72.0 million at May 31, 2009.  Electro Rent’s balance sheet remains debt free.

Effective December 1, Electro Rent became the sole authorized technology partner for Agilent Technologies in the United States and Canada and is now selling new Agilent electronic test and measurement products to Agilent’s customers.  As previously announced, the company is in the process of creating a new channel to build the infrastructure required to best service its new customers.  Electro Rent said that it expects to hire more than 50 employees as part of this effort.  During December, the company rolled out its Agilent services on the West coast and expects to roll out similar services on the East coast and in Canada next month.

“We are highly focused on establishing, positioning and growing these new opportunities, as well as expanding our existing rental business, to help solidify Electro Rent’s long-term future and success,” Greenberg said.

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:

Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include statements about continued improvements in several of the company’s leading indicators, the environment gaining some positive momentum, the company’s commitment to building a more effective strategy for its data products business, and its ability to focus on establishing, positioning and growing new opportunities, as well as expanding its existing rental business, among others, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008

Revenues:
Rentals and leases	$23,329	$26,155	$45,076	$53,389
Sales of equipment and other revenues	13,248	9,278	23,702	17,030

Total revenues	36,577	35,433	68,778	70,419

Operating expenses:
Depreciation of rental and lease equipment	10,473	11,555	21,268	23,139
Costs of revenues other than deprecation of rental and lease equipment	9,853	6,985	17,620	12,351
Selling, general and administrative expenses	10,357	12,054	20,665	24,104

Total operating expenses	30,683	30,594	59,553	59,594

Operating profit	5,894	4,839	9,225	10,825

Interest income, net	1,048	632	1,356	1,223

Income before income taxes	6,942	5,471	10,581	12,048

Income tax provision	2,931	1,977	4,495	4,183

Net income	$4,011	$3,494	$6,086	$7,865

Earnings per share:
Basic	$0.17	$0.14	$0.25	$0.31
Diluted	$0.17	$0.14	$0.25	$0.31

Shares used in per share calculation:
Basic	23,918	25,420	23,925	25,646
Diluted	23,959	25,511	23,968	25,756

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	November 30,	May 31,
	2009	2009
ASSETS

Cash and cash equivalents	$58,799	$22,215
Investments available-for-sale, at fair value (cost of $27,896)	-	28,188
Investments, trading, at fair value (cost of $20,875 and $21,600)	19,365	19,977
Put option	1,510	1,623
Accounts receivable, net of allowance for doubtful accounts of $464 and $317	19,863	16,271
Rental and lease equipment, net of accumulated depreciation of $177,032 and $179,318	144,477	158,252
Other property, net of accumulated depreciation and amortization of $15,585 and $15,207	13,435	13,781
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,909 and $1,741	566	734
Other	11,570	7,184
	$272,694	$271,334

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$3,228	$3,291
Accrued expenses	13,557	15,023
Deferred revenue	4,553	4,281
Deferred tax liability	20,407	19,986
Total liabilities	41,745	42,581

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000; none issued
Common stock, no par - shares authorized 40,000,000;
issued and outstanding November 30, 2009 - 23,919,508;
May 31, 2009 - 23,953,540	32,804	32,596
Accumulated other comprehensive income, net of tax	-	176
Retained earnings	198,145	195,981
Total shareholders' equity	230,949	228,753
	$272,694	$271,334